Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
WINDSOR RESOURCE CORP.

ARTICLE I
NAME

The name of the corporation shall be WINDSOR RESOURCE CORP.

ARTICLE II
PERIOD OF DURATION

WINDSOR RESOURCE CORP. (the "Corporation") shall have perpetual existence.

ARTICLE III
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 108 West 13th Street, City of Washington, New Castle County 19801. The name of the Corporation's registered agent at that address is Business Filings Incorporated. Either the registered office of the registered agent may be charged in the manner provided by law.

ARTICLE IV
PURPOSE

The purpose for which the Corporation is formed is to engage in and to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Delaware General Corporation Law, including without limitation any lawful business or businesses similar to that of a holding company.

ARTICLE V
POWERS

In furtherance of the foregoing purposes the Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under Delaware General Corporation Law, as amended. In addition, it may do everything necessary, suitable or proper toward the accomplishment of any corporate purpose.

ARTICLES VI
CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 510,000,000 of which 500,000,000 shares shall be designated common stock, par value .000001 per share and 10,000,000 shares shall be designated as preferred stock, par value .000001.

Preferred Stock:

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same class shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:

FIRST: The Common Stock shall have voting rights such that each share of Common Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND: Notwithstanding any provision of the Certificate of Incorporation to the contrary, the affirmative vote of a majority of all votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such actions by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

(i)	any amendment of this Certificate of Incorporation;

(ii)	the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii)	the sale, lease, exchange or other transfer of all, or substantially, all of the property and assets of the Corporation, including its goodwill and franchises;

(iv)	the participation by the Corporation in share exchange (as defined in Delaware General Corporation Law); and

(v)	the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings related to the Corporation.

THIRD: The Preferred Stock is hereby established as Series A Preferred Stock, designated "Series A Preferred Stock". The number of shares of Series A Preferred Stock shall be 5,000,000 shares, and have a par value .000001. The Series A Preferred Stock shares shall have superiority voting rights equal to 1,000 votes per share. In the event that such votes do not total 51% all votes, than regardless of the provisions of this paragraph, in any such case, the votes cast by Series A Preferred Stock shall be equal to 51% of all votes cast at any meeting of shareholders, or any issue put to the shareholders for voting and the Company may state that any such action was had by majority vote of all shareholders. Furthermore the holders of Series A Preferred shares have the right to the majority of the Directors to the Board of the Company and to further amend the Articles of Incorporation to ensure the furtherance of the Company and its operations.

ARTICLE VII
QUARUM PROTECTIVE PROVISIONS

Quorum. The presence in person or by proxy vote of the holders of record of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitles to vote thereat shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by the Delaware General Corporation Law, by the Certificate of Incorporation or by the Corporation's By-Laws. If less than a quorum shall be in attendance at the time for which the meeting shall have been called, the meeting may be adjourned from time to time be a majority vote of the stockholders present or represented without any notice other than by announcement that the meeting, until a quorum shall attend. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if the meeting had been held as originally called.

ARTICLE VIII
PREEMPTIVE RIGHTS

A shareholder of the Corporation shall not be entitled to a preemptive or preferential right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE IX
CUMULATIVE VOTING RIGHTS

The shareholders shall not be entitled to cumulative voting rights.

ARTICLE X
BOARD OF DIRECTORS

The Board of Directors shall consist of not less than one (1) and no more than nine (9) directors. Within the foregoing limits, the number of directors from time to time comprising the entire board of directors shall be fixed by or in the manner provided in the By-Laws.

(1)

The Board of Directors shall have the power to authorize the issuance from time to time of the shares of stock of any class, whether now or hereafter authorized, or securities convertible into or exercisable for shares of its stock of any class of classes, including options, warrants or rights, whether now or hereafter authorized.

(2)	The Board of Directors shall have the power, if authorized by the By-Laws, to designate by resolution or resolutions adopted by the majority of the Board of Directors, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolutions or in the By-Laws of the Corporation and permitted by the Delaware General Corporation Law, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all instruments and documents which may require it.

(3)

If the By-Laws so provide, the Board of Directors shall have the power to hold its meetings, to have an office or offices and, subject to the provisions of Delaware General Corporate Law, to keep the books of the Corporation, outside of the State at such place or places as may from time to time be designated by it.

(4)

The Board of Directors shall have the power to borrow or raise money, from time to time and without limit, and upon any terms, for any purpose; and, subject to the Delaware General Corporation Law, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness of moneys borrowed, to include therein necessary provisions such as redemption, conversion or otherwise, as the Board of Directors, in its sole discretion, may determine and to secure the payment of principle, interest or sinking fund in respect thereof by mortgage upon, or pledge or, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owed or thereafter acquired.

(5)	The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Corporation.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by the reference to or inference from the terms of any other clause of this or any other article of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the laws of the State of Delaware now or hereafter in force.

ARTICLE XI
INDEMNIFICATION

The Corporation may:

(A)

Indemnify anyone who was or is party or is threatened to be made party to any threatened, pending, or complete action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any such action, suit, or proceeding by judgment, order or settlement, or conviction or equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(B)

Indemnify any person who was or is party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust or enterprise against expenses (including attorney fees) acting and reasonably incurred by him in connection with the defense or settlement of such actions or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(C)

Indemnify a director, officer, employee, fiduciary or agent of a corporation to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article XII or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under (A) or (B) of this Article XI (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay amount less it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article XI.

The indemnification provided by this Article XI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Article XI.

ARTICLE XII

TRANSACTIONS WITH INTERESTED PARTIES

No contract of other transaction between the Corporation and one (1) or more of its directors or any other Corporation, firm, association, or entity in which one (1) or more of its directors are directors or officers or are financial interested shall be either void or voided solely because of such relationship or interest, or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purposes if:

(A)

The fact of such relationship or interest is disclosed or known to the Board of Directors or committee that authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interest directors.

(B)	The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify contract or transaction by vote or written consent; or

(C)	The contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum, as herein previously defined, at a meeting of the Board of Directors or a committee thereof that authorizes, approves or ratifies such contract or transaction.

ARTICLE XIII
VOTING OF SHAREHOLDERS

Except as may be otherwise required by law, if a quorum is present, the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote thereon, or of any class or series, shall be the act of the shareholders on all matters except the election of directors. Directors shall be elected by plurality vote.

ARTICLE XIV
LIABILITIES OF DIRECTORS

To the maximum extent permitted by law, no director of the Corporation shall be personally liable for money damages to the Corporation or any of its stockholders for money damages for breach of fiduciary duty as a director.

ARTICLE XV
INCORPORATOR

The name and address of the incorporator is as follows:

Mark Rentschler
17 State Street, 39th Floor New York, NY 10004